UNITED STATES

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DOMTAR CORPORATION
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About Domtar

Domtar Corporation (NYSE: UFS) (TSX: UFS) designs, manufactures, markets and distributes a wide variety of fiber-based products, including communication papers, specialty and packaging papers, and absorbent hygiene products. The foundation of our business is a network of world-class, wood fiber-converting assets that produce papergrade, fluff and specialty pulp. The majority of our pulp production is consumed internally to manufacture paper and consumer products. Domtar is the largest integrated marketer and manufacturer of uncoated freesheet paper in North America with recognized brands such as Cougar®, Lynx® Opaque Ultra, Husky® Opaque Offset, First Choice®, EarthChoice® and Xerox® Paper and Specialty Media. Domtar is also a marketer and producer of a broad line of absorbent hygiene products marketed primarily under the Attends®, IncoPack® and Indasec® brand names. In 2014, Domtar had sales of $5.6 billion from some 50 countries. The Company employs approximately 9,800 people. To learn more, visit domtar.com.

Selected Financial Figures (In millions of dollars unless otherwise noted)
	2012	2013	2014
Sales per segment
Pulp and Paper	5,088	4,843	4,674
Intersegment sales—Pulp and Paper	(5)	(18)	(39)
Personal Care	399	566	928
Consolidated sales	5,482	5,391	5,563
Operating income (loss) per segment
Pulp and paper	330	171	323
Personal care	45	43	54
Corporate	(8)	(53)	(13)
Operating income	367	161	364
Net earnings	172	91	431
Cash flow provided from operating activities	551	411	634
Capital expenditures	236	242	236
Free cash flow[1]	315	169	398
Total assets	6,123	6,278	6,185
Long-term debt, including current portion	1,207	1,514	1,350
Net debt-to-total capitalization ratio[1]	16%	24%	29%
Total shareholders’ equity	2,877	2,782	2,890
Weighted average number of common and exchangeable shares outstanding in millions (diluted)	72.1	66.7	64.9

DOMTAR   •   2014 ANNUAL REPORT    1

MESSAGE TO SHAREHOLDERS

JOHN D. WILLIAMS PRESIDENT AND CHIEF EXECUTIVE OFFICER

FOCUSED EXECUTION DEFINED DOMTAR IN 2014. WE SUCCESSFULLY DELIVERED ON OUR PLAN TO ACHIEVE MEANINGFUL PERFORMANCE IMPROVEMENTS COMPARED TO 2013, AND WE MADE SIGNIFICANT PROGRESS IN EXECUTING OUR GROWTH STRATEGY FOR THE COMPANY’S FUTURE.

With consolidated sales of $5.6 billion, we generated $765 million of EBITDA before items, a considerable improvement when compared to 2013. This performance, combined with our confidence in the execution of our growth strategy, enabled us to increase our dividend by 36% in April 2014 and to further execute on our share buyback program.

Since the start of 2011 we have returned a combined $1.1 billion, or 70% of our free cash flow, to our shareholders through dividends and share buybacks. Looking specifically at 2014, cash flows from operating activities amounted to $634 million and free cash flow amounted to $398 million.

EXECUTING OUR GROWTH STRATEGY

Our progress in growing new fiber-based businesses reached a convincing “tipping point” in 2014. We realized our most significant progress thus far in our plan to deliver between $300 and $500 million of annual EBITDA from fiber-based businesses for which there is growing market demand.

In 2014, Indas, one of Spain’s leading manufacturers of adult incontinence products and baby diapers, became the fifth business to join Domtar’s Personal Care division. By adding the deep brand equity of Indas to our already strong product mix, we are now well positioned to expand our share of the European market.

DOMTAR   •   2014 ANNUAL REPORT    3

We successfully advanced the integration of five acquired businesses with some 2,000 employees and seven manufacturing and distribution sites into our Personal Care division in 2014. We are now executing our plans to provide our customers with innovative, differentiated product solutions supported by an expanded, state-of-the-art, low-cost, global manufacturing platform. We successfully installed four new production lines at three locations in 2014, and we are excited to launch several innovative products in our core markets.

This combination of expanded, low-cost production capacity and innovation is building our momentum. We realized growth with channel leaders in both North America and Europe, and we gained national distribution at major North American retailers with shipments set to begin in early 2015.

Also in 2014, we announced our plans for additional capacity expansions in our Personal Care division, and we began the significant work of transforming our largest paper-making machine at our Ashdown, Arkansas, mill to the production of high-quality fluff pulp to meet growing global demand.

This converted machine at Ashdown will come on-line in the fall of 2016, and will have the capacity to produce more than half-a-million metric tons of high-quality fluff pulp or baled market softwood pulp in line with changing market conditions. This strategic repurposing of assets, combined with our reliable network of softwood suppliers in the southeastern United States and our longstanding relationships with the world’s leading absorbent hygiene product manufacturers, will make Domtar one of the world’s largest suppliers to this market.

Our approach to the transformation of our Ashdown mill also signals our commitment to remaining the supplier of choice in North American uncoated freesheet paper markets. The $160 million asset conversion plan we are now executing leverages the flexibility of Ashdown’s two remaining paper machines to produce both paper and papergrade pulp in line with changing demand.

WE BELIEVE OUR STRATEGY OF IMPROVING OUR OWN COMPETITIVE POSITION THROUGH EFFICIENCY GAINS WHILE KEEPING THE PLAYING FIELD LEVEL IS THE WAY TO WIN.

Our Pulp and Paper business continues to be central to our value proposition. Despite a continuing trend in 2014 of softer demand for uncoated freesheet, our shipments trended better than those of the industry. Moreover, our specialty paper volumes grew compared to 2013, mostly driven by strong sales to Appvion, and we realized additional EBITDA from our rebranded Xerox® Paper and Specialty Media Products.

Despite a recent influx of imported cut-size paper in the North American market, we remain convinced that our Pulp and Paper business will continue to be a strong generator of cash for our shareholders and a provider of a sustainable livelihood for our employees. That is why we continue to pursue efficiency improvements to make our manufacturing operations more sustainable, and it is why Domtar joined the United Steel Workers and other U.S. producers in filing a trade case to address foreign government subsidies and unfairly priced paper products.

We believe our strategy of improving our own competitive position through efficiency gains while keeping the playing field level is the way to win. It also prompts us to ask the marketplace the thought-provoking question: “Where does your paper come from?”

Sustainable sourcing of certified wood fiber and transparent business practices have long been part of our Company’s fiber. This record now serves as a compelling point of differentiation. For example, Domtar’s direct greenhouse gas emissions to produce a ton of pulp and paper products are approximately half that of many Asian producers.

4     DOMTAR   •   2014 ANNUAL REPORT

MESSAGE TO SHAREHOLDERS

Moreover, we are not resting on our laurels. In 2014, we commissioned a new biomass boiler built in a partnership with We Energies at our Rothschild, Wisconsin, mill. The cogeneration power plant uses waste wood and bark from our mill and surrounding communities as fuel to generate renewable steam and electricity. This enabled us to shut down two less-efficient boilers, improving the mill’s cost position and reducing our overall emissions.

It is worth noting, while we were improving our sustainability and protecting our competitive position, 2014 also became the second consecutive year in which we achieved a total injury frequency rate below 1.0 – world-class safety performance in our industry sector. It is clear evidence of highly engaged employees, now numbering nearly 10,000, differentiating themselves and our Company in a number of important ways from the global competition.

We believe that in today’s world of hyper-transparency, these differences matter – and they serve Domtar well. That is why we updated our award-winning tool, The Paper Trail website, to provide our customers with unparalleled insights into the impacts we make on our communities. It is also why Domtar has looked to its own employees to tell the story of why it really does matter where your paper comes from. I hope you agree that the story told in the video found at domtar.com/PaperMadeHere makes you proud to be an investor in and a user of Paper Made Here.

EVOLVING FOR THE FUTURE

Helping to meet the world’s growing material needs of the future is rewarding. Being able to do so by leveraging our experience and know-how in turning sustainable wood fiber into useful products that everyone uses every day is fulfilling.

While caring for personal hygiene needs has been part of the human condition for millennia, the innovations we are driving today are offering affordable solutions that deliver meaningful quality-of-life improvements to millions.

Reference to EBITDA before items

and free cash flow in this message are

NON-GAAP financial measures. Consult

the Reconciliation of NON-GAAP

Financial Measures at the end of this

document or at domtar.com.

One year after start-up, we are now selling 100% of our production from our commercial-scale BioChoiceTM lignin extraction plant in Plymouth, North Carolina to internal and external customers. This material, refined from renewable wood fiber, is being used as an intermediary chemical by a number of customers in a number of new and innovative products.

Similarly, our involvement in CelluForce, a 50-50 joint venture with FPInnovations, is identifying how the renewable and non-toxic nanocrystalline cellulose bioproduct produced from wood fiber can be used to make new products and improve existing ones.

At the same time we are focused on innovation in wood fiber technology, we celebrate what is already working well. A number of different, independent research initiatives released in 2014 confirm that the cognitive and memory retention benefits of reading and writing on paper compared to our electronic screens are compelling. That is why educators, students and even professional sports teams are turning to paper for teaching and learning the material and the plays that matter most.

With the execution of our growth strategy on course and the competitiveness of our Pulp and Paper business being sustained, we think it is useful to reflect on what is being accomplished today at Domtar in a historical context. Today’s work is in line with what Domtar has successfully done since our founding in 1848 – evolve and adapt to meet changing market demands.

We are reminded daily of the connection that exists between the values we hold and the value we create. We believe our success in managing this evolution, concurrently generating returns for our shareholders while delivering on our commitment to sustainable growth, can be traced back to our core values of Agility, Caring and Innovation – what we call the fiber of Domtar.

John D. Williams

President and

Chief Executive Officer

DOMTAR   •   2014 ANNUAL REPORT    5

BUSINESS SEGMENTS

PULP & PAPER
DOMTAR IS THE LARGEST INTEGRATED MARKETER AND MANUFACTURER OF UNCOATED FREESHEET PAPER IN NORTH AMERICA, WITH A GROWING BUSINESS IN SPECIALTY AND PACKAGING PAPERS. OUR 13 PULP AND PAPER MILLS ARE LOCATED IN THE UNITED STATES AND CANADA.

PAPER

Our communication, specialty and packaging papers are sold to a variety of customers in the United States, Canada and overseas, including merchants, retailers, stationers, printers, publishers, converters and end users. We sell a combination of private labels and well-recognized branded products such as Xerox Paper and Specialty Media, Cougar, Lynx Opaque Ultra, Husky Opaque Offset, First Choice and the EarthChoice product lines of environmentally and socially responsible papers.

Market conditions[1]

In 2014, 8.6 million short tons of uncoated freesheet paper were manufactured in North America, an 8.9% decline compared to the previous year. North American demand was about 9.1 million short tons,

a 4.5% decrease compared to 2013. Global demand for uncoated freesheet was estimated at 45.1 million short tons, flat compared to the previous year.

While North American demand for uncoated freesheet paper has declined at an annual rate of about 3.8% since 2000, global demand has increased at a rate of about 0.2% per year over the same period.

According to RISI[2], global demand is expected to grow at an annual rate of 0.25% during the next five years, buoyed by strong demand in Southeast Asia and increased consumption in Eastern Europe and Latin America.

DOMTAR   •   2014 ANNUAL REPORT    7

PULP

We sell softwood, fluff and hardwood market pulp produced in excess of our internal needs. This pulp is marketed and sold overseas, in the United States and in Canada. Sales to overseas customers are made directly or through commission agents, while North American customers are served mainly through our own sales force. Domtar is the fourth-largest chemical market pulp producer in North America.

Market conditions[1]

North American production of chemical market pulp was 15 million metric tons in 2014, a 2% decrease compared to 2013. Global production was approximately 56.1 million metric tons, a 2.2% increase over the previous year.

Review

We manufacture pulp and paper products in nine mills in the United States and four in Canada. In addition, our manufacturing operations are supported by 10 converting and forms manufacturing facilities and a divisional head office in Fort Mill, South Carolina. Our pulp and paper products are sold in more than 50 countries. In 2014, we continued our efforts to size the business appropriately with the closure of two of our converting assets. The closure of our Indianapolis, Indiana, facility will allow us to optimize and increase utilization rates at other locations. In addition, we closed our Guangzhou paper converting operation in order to focus our sales capabilities on our growing pulp customer base in China.

Key numbers

—    Sales decreased by 3.5% to $4.7 billion compared to 2013, mainly driven by lower pulp and paper shipments

—    EBITDA before items[2] of $655 million

—     Capital investments of $161 million in our mill system

—    Health and safety performance as measured by the total frequency rate (TFR) was 1.06 compared to 0.95 in 2013, Domtar’s best-ever year on record

8     DOMTAR   •   2014 ANNUAL REPORT

HIGHLIGHTS

2014	PULP & PAPER

Key figures
Years ended December 31	2012	2013	2014
(In millions of dollars unless otherwise noted)
Sales	5,088	4,843	4,674
Operating income	330	171	323
Depreciation and amortization	365	345	319
EBITDA before items[2]	740	582	655
Capital expenditures	183	147	161
Total assets	4,637	4,363	4,102
Paper shipments (‘000 ST)	3,320	3,260	3,145
Pulp shipments (‘000 ADMT)	1,557	1,445	1,391

Announced plans to convert a paper machine at our Ashdown, Arkansas, mill to produce fluff pulp. By the fall of 2016, we will have capacity to produce some 1 million metric tons of high-quality fluff pulp between the Ashdown mill and Plymouth, North Carolina, mill.

Re-launched our Xerox Paper and Specialty Media Product Line with a clear positioning of the brand and product mix, and a series of product enhancements and impactful new packaging to broaden the brand’s appeal across new consumers and in new channels.

Selected UPM as the exclusive European distributor of our BioChoice™ lignin (produced at our Plymouth, North Carolina, mill). BioChoice is a 100% biobased sustainable alternative to fossil fuels and holds the USDA BioPreferred ecolabel.

Completed the commissioning of the We Energies biomass boiler project at our Rothschild, Wisconsin, mill. It has the capacity to convert biomass material that produces up to 50,000 megawatts of power.

Sold our 5 millionth ton of Forest Stewardship Council® (FSC®) certified paper, a first for the North American market and another milestone in our commitment to sustainability.*

Continued our efforts to size the business appropriately with the closure of two of our converting sites: Indianapolis, Indiana, and Guangzhou, China, enabling us to optimize and increase utilization rates and focus our sales capabilities on our growing pulp customer base in China.

Won two 2014 Pulp and Paper International awards:

•  Environmental Strategy of the Year

    Our Windsor, Quebec, mill, for steadfast dedication to
reducing greenhouse gas emissions, water consumption, and energy use and waste.

•  Innovative Printing and Writing Campaign of the Year

    Our Paper Fun Truck, part of our PAPERbecause campaign
showing how paper remains fun and valuable.

Completed the softwood streamlining project at our Espanola, Ontario, mill, that will enable us to further transition out of market hardwood pulp to softwood and improve our overall market pulp mix.

Successfully completed the conversion to natural gas of three coal boilers at our Nekoosa, Wisconsin, mill — a project aimed at reducing air emissions and production costs.

DOMTAR   •   2014 ANNUAL REPORT    9

BUSINESS SEGMENTS
PERSONAL CARE

OUR PERSONAL CARE BUSINESS ENCOMPASSES THE DESIGN, MANUFACTURE, MARKETING AND DISTRIBUTION OF ADULT INCONTINENCE (AI) PRODUCTS, INFANT DIAPERS AND OTHER ABSORBENT HYGIENE PRODUCTS. WE SELL A COMBINATION OF BRANDED AND PRIVATE-LABEL PRODUCTS, INCLUDING BRIEFS, PROTECTIVE UNDERWEAR, UNDERPADS, PADS, WASHCLOTHS, BABY DIAPERS, INFANT TRAINING PANTS AND RELATED PRODUCTS.

Review

We distribute our products in healthcare and retail channels. In both North America and Europe, we supply AI products in the healthcare channel, and have a growing presence in retail. Our early 2014 acquisition of Indas, Spain’s largest branded AI supplier, increased our AI position in southern Europe in both healthcare and retail channels and established our position in infant care in European retail. In North America, we continue to increase our presence in retail channels from our acquisition of AHP in 2013, a leading store-brand manufacturer of infant diapers.

Our Personal Care products are manufactured in six facilities in North America and Europe. The Jesup, Georgia, facility has research and development capabilities and production lines that manufacture high-quality, airlaid and ultrathin laminated absorbent cores. We additionally have group research and development activities at the
divisional head office in Raleigh, North Carolina. Our
absorbent hygiene products and absorbent cores are sold in
some 50 countries.

Key numbers

—   Sales increased nearly 64% over 2013 to reach $928 million. The increase was mainly attributable to the acquisition and inclusion of the financial results of Indas for a full year

—   EBITDA before items[1] increased 54% to $123 million
compared to $80 million in 2013

10     DOMTAR   •   2014 ANNUAL REPORT

HIGHLIGHTS

2014	PERSONAL CARE

Key figures

Years ended December 31	2012	2013	2014
(In millions of dollars unless otherwise noted)
Sales	399	566	928
Operating income	45	43	54
Depreciation and amortization	20	31	65
EBITDA before items[1]	67	80	123
Capital expenditures	44	91	86
Total assets	841	1,272	1,967

Record safety levels in 2014. Posted our best safety record since the division was created in 2011 — a TFR of 0.76.

Completed our acquisition of Indas, the branded healthcare incontinence leader in Spain. Indas continued to deliver strong performance and receive recognition for industry-leading innovation.

Won the 2014 ECOEMBES award for Best Business Initiative in Ecodesign for IncoPak brand’s high-compression packaging process that reduces the volume of packaging by 30%, saving energy and reducing our carbon footprint.

Installed and started up four new production lines and expanded two manufacturing plants.

Expanded our Materials Group facility in Jesup, Georgia, with an investment of some $11 million in safety and manufacturing equipment, adding to our production capacity and creating 25 new jobs.

Launched several new and completely restyled branded products, including Comfees® infant diaper in North America and Indasec® Pant in southern Europe.

Built on the healthcare heritage of our global Attends brand and launched new products and innovations in the second half of 2014.

Rolled out a major TV campaign (viewed by 13 million households) to promote our Indasec brand in Spain. The campaign highlighted our light incontinence products for women and aimed to reduce the stigma associated with incontinence.

Expanded our global footprint into new areas, including the Australian pharmacy channel with our Attends brand through a local distribution partnership.

Gained national distribution at several major North American retailers, with shipments set to begin in 2015.

DOMTAR   •   2014 ANNUAL REPORT    11

SUSTAINABILITY

2014 WAS A TRANSITIONAL YEAR IN DOMTAR'S SUSTAINABILITY LEADERSHIP JOURNEY.

Our journey began in 2000, when Domtar made the decision to become the first forest products company in North America to achieve Forest Stewardship Council® (FSC®) certification of its forestlands. Further progress was made in 2005, when we launched EarthChoice®, which has grown into the widest range of environmentally responsible products in the marketplace and now accounts for nearly 30% of Domtar's total paper sales.

This accomplishment would not have been possible without the collaboration of our partners: private owners who pursued certification of their small-scale forestlands; market-leading customers who relied on Domtar to green their supply chains; Rainforest Alliance, which brought critical independent review to our programs; and World Wildlife Fund, which challenged us to think broadly about defining and measuring our sustainable resource base.

Recognizing we had only scratched the surface of what is possible by more comprehensively integrating sustainability principles into our daily operations, we turned to these partners and others in 2014 with the question, "What's next?" The result of this consultation is a comprehensive agenda of projects and programs that further integrate sustainability into the fiber of Domtar. Through our expanded EarthChoice Ambassador program, Domtar employees around the world are more deeply engaged in developing and executing plans that improve the ecosystems upon which we depend and the communities of which we are a part.

Domtar
AT WORK FOR THE PLANET
Domtar
AT WORK

Sustainability at Domtar is not simply about producing an annual report. It is an analytical framework for assessing complex risks and opportunities and understanding the trade-offs they entail. It is a commitment to better using data to make decisions that preserve and enhance long-term shareholder value. It is the practical work necessary for bringing our values of Agility, Caring and Innovation to life.

Practical examples from 2014 of how we are leveraging the concept of sustainability to improve our competitive position include:

- Commissioning the We Energies biomass boiler project at our Rothschild, Wisconsin, mill, allowing the mill to shut down two less-efficient boilers by purchasing steam directly from the new facility
- Converting three power boilers at our Nekoosa, Wisconsin, mill from coal to natural gas, which will significantly reduce the mill's greenhouse gas and air emissions, and save the mill money on fuel costs and reduced maintenance expenses
- Modifying an evaporator train at the Ashdown, Arkansas, mill, to achieve significant operational and energy efficiency improvements
- Processing manufacturing residuals to be beneficially used as fertilizers for forests and farmlands, reducing the need to rely on landfills for disposal
- Updating The Paper Trail® (domtarpapertrail.com), our award-winning, interactive website that helps our customers understand the environmental, social and economic impacts of their paper choices

We think one of the participants in our examination of the future of sustainability at Domtar may have captured it best when he observed: "By integrating sustainability into its core business, Domtar is overtly using sustainability best practices to gain competitive advantage, to innovate, to increase value for shareholders and to increase value for other stakeholders." We aspire to live up to that observation.

DOMTAR   •   2014 ANNUAL REPORT    13

BILLS
HELLO N

PAPER ADVOCACY

PAPER IS A SUSTAINABLE, RENEWABLE, RECYCLABLE, PLANT-BASED PRODUCT THAT CONNECTS US IN SO MANY WAYS TO THE IMPORTANT THINGS IN LIFE. GREAT IDEAS ARE STARTED ON PAPER. THE WORLD IS EDUCATED ON PAPER. BUSINESSES ARE FOUNDED ON PAPER. LOVE IS PROFESSED ON PAPER. IMPORTANT NEWS IS SPREAD ON PAPER.

THAT'S WHY WE LOVE PAPER.

70048
Staple Register Receipt Here
Rental Subtotal
Total
Deposit

POWERFUL PAGES

In the midst of today's technology-driven world, Domtar remains committed to the printed page — especially in the classroom. Evidence is mounting that reading a book on paper is faster and allows readers to focus and retain more information compared to reading on screen. We also know that handwriting plays a vital role in cognitive development in children. That's why Domtar, as part of our commitment to support the sustainable development of our communities, works to promote education and emphasize literacy through a variety of projects and partnerships across North America. **We call this initiative Powerful Pages**.

We engage with organizations and schools across North America to share the gift of reading and to equip students for learning.

Highlights include:

- A partnership with First Book (**firstbook.org**) that to date has supplied nearly 160,000 books to kids in need in the United States and Canada
- Continued support of the Carson Reading Room with Carson Scholars Fund (**carsonscholars.org**) at Johnsonburg Elementary School in Johnsonburg, Pennsylvania
- The support of Classroom Central (**classroomcentral.org**), which provides school supplies to underprivileged students
- The promotion of The Forest Academy (**theforestacademy.com**) learning website to share information about trees and forest ecology

Together, Domtar and our partners are transforming the lives of children by providing the critical educational materials they need to read, learn and succeed.

DOMTAR   •   2014 ANNUAL REPORT    15

PAPER: FOREVER FUN

We all need a sweet reminder sometimes that it is fun to use paper. Inspired by the ice cream truck that most of us remember chasing down the street when we were young, we launched a short film about the whimsically decorated Paper Fun Truck and its visits to schools, businesses, retirement communities and even a Los Angeles – area beach. People received gifts – ranging from office paper to coloring books, best-selling novels to cupcakes wrapped in paper – from the truck’s window and beamed as they showed their friends. The video marks the latest addition to Domtar’s award-winning PAPERbecause campaign, which uses humor and facts to debunk myths about the paperless society. The campaign videos have been viewed more than half a million times. The campaign has also been written about by The New York

Times, honored by readers of Newsweek and named a finalist for an award at the Cannes Lions International Festival of Creativity for marketing excellence.

So check out the Paper Fun Truck on paperbecause.com and see why paper is forever fun.

LEARNING BY HAND

With many schools eliminating handwriting from classroom curricula, we saw an opportunity to enrich the learning experience with a blend of old-school and new-school methods. So, we picked up our pens and got to work. Guided by Domtar’s value of Agility and our commitment to education, we launched Project Learning Curve in September 2014. To build awareness of the importance of handwriting to cognitive development, we produced a brief video depicting the research that supports how teachers can adapt today’s technology with long-standing educational practices. We worked with software developers on a specialized app, Project Learning Curve, to connect a digital pen to a computer, allowing teachers to measure students’ progress. The teachers can track how long students spend on handwriting or set classroom goals for students, such as writing enough characters to cross the Golden Gate Bridge. It’s a fun way to encourage students to spend more time handwriting, to engage both students and parents, and to help teachers monitor the progress being made at home. Project Learning Curve illustrates how print and pixels can complement each other in the classroom, giving students the best chance to succeed.

To learn more and to watch our video, visit paperbecause.com/projectlearningcurve.

16     DOMTAR   •   2014 ANNUAL REPORT

MILE-LONG CONVEYOR

DEMONSTRATES AGILITY

The mile-long conveyor belt that runs from the banks of the Ohio River straight into our Hawesville, Kentucky, mill enables a more efficient delivery of wood chips directly to the mill. This new creative solution eliminated some 54,000 wood chip delivery truck trips per year and drastically reduced traffic-related congestion and pollution.

IT’S IN OUR FIBER TO BE AGILE

OUR INDUSTRY IS CONSTANTLY CHANGING, AND WE WILL BE THE ONES LEADING THE WAY. WHEN WE NEED TO CHANGE COURSE, WE DO IT. WE ARE DOERS, NOT TALKERS. BUT WHEN WE ACT, WE ACT THOUGHTFULLY. WE HAVE THE POWER TO MAKE DECISIONS FOR THE BENEFIT OF OUR COMPANY AND OUR CUSTOMERS. WE’RE ALWAYS LOOKING FOR SIMPLER, MORE EFFICIENT WAYS TO WORK.

CONVERSION KEEPS DOMTAR

COMPETITIVE

Adapting to new opportunities has long been part of Domtar’s history. In late 2014, we announced plans to convert one of our paper machines in Ashdown, Arkansas, to manufacture fluff pulp. This converted paper machine will come on-line in the fall of 2016 and will have the capacity to produce more than a half-million metric tons of high-quality fluff pulp annually.

  IT’S IN OUR

  FIBER TO BE

 CARING

THE PEOPLE OF DOMTAR CARE FOR EACH OTHER. WE TREAT EACH OTHER WITH COMPASSION AND RESPECT. WE LOOK OUT FOR EACH OTHER’S SAFETY AS WELL AS OUR OWN. WE NEVER FORGET THAT OUR COMPANY IS WOVEN INTO THE FABRIC OF OUR COMMUNITIES, AND WE TREAT ENVIRONMENTAL STEWARDSHIP AS A SACRED TRUST. WE CARE DEEPLY FOR OUR CUSTOMERS AND INVEST OURSELVES FULLY IN THEIR SUCCESS.

A SAFE PLACE TO WORK

We take pride in having a safety-conscious work environment across the Company. In 2014, twelve Domtar mills won awards from the Pulp and Paper Safety Association, seven of these for having no OSHA recordable safety incidents.

A HEALTHY PLACE TO LIVE

We take our commitment seriously to care for the earth we share and will leave to our children and grandchildren. Throughout the year, Domtar employees, and often their families, lead efforts to preserve and improve the landscape of our communities through our EarthChoice Ambassador program. In 2014, Domtar employees took part in cleanups around community parks and playgrounds, greenways and shorelines in Ashdown, Arkansas; Nekoosa, Wisconsin; Fort Mill, South Carolina; and Montreal, Quebec. In addition to cleanups, groups have planted trees, hosted conservation programs for students and championed recycling in local settings. One of Domtar’s commitments to sustainability is to have the program at all of our sites by 2020.

COMMERCIALIZING NEW USES FOR FIBER

Leading the way in fiber-based innovation, we have formed many strategic partnerships to develop new products and applications for fiber-based materials. Revolutionizing aspects of lignin separation and identifying new applications through our BioChoice business has led to many exciting breakthroughs. We have only begun to tap the potential.

IT’S IN OUR FIBER TO BE

INNOVATIVE

WE ALWAYS LOOK TO THE FUTURE BEYOND THE HORIZON. WE’RE NEVER SATISFIED WITH THINGS AS THEY ARE; WE ALWAYS WANT TO MAKE THEM BETTER, AND WE WORK TOGETHER TO DO IT. WE BRING OUR RESOURCEFULNESS AND CREATIVITY TO BEAR FOR LONG-TERM SUCCESS. WE RELISH CHALLENGES OF ALL KINDS, WHETHER THEY COME FROM OUR CLIENTS OR FROM WITHIN, AND NEVER REST UNTIL WE’VE SOLVED THEM.

EXPERTS IN FLUID

MECHANICS

AND ABSORPTION

TECHNOLOGY

Growing our Personal Care division means staying ahead of the competition. We continue to invest in advanced research and development facilities to create breakthroughs in absorbent-product technology. We are proud of the many patented technologies generated by Domtar scientists and engineers, and we remain optimistic in patents pending to continue our presence as a global industry leader.

BUILDING THE 21ST CENTURY

WORKFORCE

At the heart of innovation is the understanding that one must never stop learning. Domtar has partnered with many top research and development universities and organizations to build a pipeline of new ideas. For example, in Kingsport, Tennessee, our mill works with the Regional Center for Advanced Manufacturing (RCAM) to help build the workforce of the 21st century. Innovation never graduates.

DOMTAR   •   2014 ANNUAL REPORT    19

We have a network of 13 pulp and paper mills across North America. This production system is supported by 10 converting and forms manufacturing operations, an extensive distribution network and regional replenishment centers, and a divisional head office in Fort Mill, South Carolina. This network includes Enterprise Group®, a Domtar business that primarily sells and distributes Domtar-branded cut-size business paper and continuous forms, as well as digital paper, converting rolls and specialty products. We also have a representative office in Hong Kong that provides customer service support to Asian pulp customers.

Ariva sells and distributes a wide range of paper products from Domtar and other manufacturers. Ariva serves a diverse customer base through six locations in Canada.

Our Personal Care business produces a wide range of absorbent hygiene products. These products are manufactured and shipped out of seven production and distribution facilities located in the United States and Europe. Research and development activities for Domtar Personal Care are centralized in the divisional head office in Raleigh, North Carolina, while research and development activities undertaken for EAM customers are conducted at our operations in Jesup, Georgia.

CORPORATE OFFICES
Fort Mill, South Carolina
Montreal, Quebec

PULP & PAPER DIVISION HEADQUARTERS
Fort Mill, South Carolina

Uncoated Freesheet
Ashdown, Arkansas
Espanola, Ontario
Hawesville, Kentucky
Johnsonburg, Pennsylvania
Kingsport, Tennessee
Marlboro, South Carolina
Nekoosa, Wisconsin
Port Huron, Michigan
Rothschild, Wisconsin
Windsor, Quebec

Pulp
Dryden, Ontario
Kamloops, British Columbia
Plymouth, North Carolina

Chip Mills
Hawesville, Kentucky
Johnsonburg, Pennsylvania
Kingsport, Tennessee
Marlboro, South Carolina

Converting and Distribution – Onsite
Ashdown, Arkansas
Rothschild, Wisconsin
Windsor, Quebec

Converting and Forms Manufacturing
Addison, Illinois
Brownsville, Tennessee
Dallas, Texas
DuBois, Pennsylvania
Griffin, Georgia
Owensboro, Kentucky
Ridgefields, Tennessee
Rock Hill, South Carolina
Tatum, South Carolina
Washington Court House, Ohio

Enterprise Group – United States
Addison, Illinois
Albuquerque, New Mexico
Altoona, Iowa
Antioch, Tennessee
Atlanta, Georgia
Birmingham, Alabama
Brookpark, Ohio
Buffalo, New York
Charlotte, North Carolina
Cincinnati, Ohio
Delran, New Jersey
Denver, Colorado
Garland, Texas
Hoboken, New Jersey
Houston, Texas
Indianapolis, Indiana
Jackson, Mississippi
Jacksonville, Florida
Kansas City, Kansas
Kent, Washington
Lakeland, Florida
Lexington, Kentucky
Louisville, Kentucky
Mansfield, Massachusetts
Medley, Florida
Memphis, Tennessee
Minneapolis, Minnesota
Mira Loma, California
Omaha, Nebraska
Phoenix, Arizona
Pittsburgh, Pennsylvania
Plain City, Ohio
Richmond, Virginia
Salt Lake City, Utah
San Antonio, Texas
San Lorenzo, California
St. Louis, Missouri
Wayland, Michigan
Wayne, Michigan

A WORLD OF FIBER

Ariva – Canada
Halifax, Nova Scotia
Montreal, Quebec
Mount Pearl, Newfoundland and Labrador
Ottawa, Ontario
Quebec City, Quebec
Toronto, Ontario

Enterprise Group – Canada
Calgary, Alberta
Longueuil, Quebec
Mississauga, Ontario
Richmond, Quebec

Regional Replenishment Centers (RRC) – United States
Addison, Illinois
Charlotte, North Carolina
Delran, New Jersey
Garland, Texas
Indianapolis, Indiana
Jacksonville, Florida
Kent, Washington
Mira Loma, California
San Antonio, Texas
Walton, Kentucky

Regional Replenishment Centers (RRC) – Canada
Mississauga, Ontario
Richmond, Quebec
Winnipeg, Manitoba

Representative Office – International
Hong Kong, China

PERSONAL CARE DIVISION HEADQUARTERS
Raleigh, North Carolina

NORTH AMERICA

Attends – Manufacturing and Distribution
Greenville, North Carolina

AHP – Manufacturing and Distribution
Delaware, Ohio
Waco, Texas

EAM Corporation – Manufacturing and Distribution
Jesup, Georgia

EUROPE

Attends – Manufacturing and Distribution
Aneby, Sweden

Direct Sales Organizations
Emmeloord, The Netherlands
Espoo, Finland
Keerbergen, Belgium
Oslo, Norway
Pasching, Austria
Rheinfelden, Switzerland
Schwalbach am Taunus, Germany
Wakefield, United Kingdom

Indas – Manufacturing and Distribution
Sant Vicenç de Castellet, Spain
Toledo, Spain

Direct Sales Organizations
Casablanca, Morocco

LIST OF LOCATIONS AND CAPACITIES

Pulp and Paper Mills

Ashdown, Arkansas
629,000 ST of paper per year

Espanola, Ontario
72,000 ST of paper per year

Hawesville, Kentucky
572,000 ST of paper per year

Johnsonburg, Pennsylvania
356,000 ST of paper per year

Kingsport, Tennessee
417,000 ST of paper per year

Marlboro, South Carolina
264,000 ST of paper per year

Nekoosa, Wisconsin
156,000 ST of paper per year

Port Huron, Michigan
112,000 ST of paper per year

Rothschild, Wisconsin
136,000 ST of paper per year

Windsor, Quebec
641,000 ST of paper per year

Market Pulp Mills

Dryden, Ontario
327,000 ADMT of pulp per year

Kamloops, British Columbia
353,000 ADMT of pulp per year

Plymouth, North Carolina
466,000 ADMT of pulp per year

*Enterprise Group is involved in the sale and distribution of Domtar papers, notably continuous forms, cut size business papers as well as digital papers, converting rolls and specialty products.

All paper tonnage is expressed in short tons (ST) and by mill production capacity.

All pulp tonnage is expressed in air dry metric tons (ADMT) and by mill market pulp production capacity.

DOMTAR   •   2014 ANNUAL REPORT    21

CORPORATE

GOVERNANCE AND MANAGEMENT

Domtar’s Board of Directors and Management Committee are committed to the sustainability of the business and to upholding the highest standards of ethical and socially responsible behavior. They are responsible for the overall stewardship of the Company and ensuring that decisions are taken in the best interests of Domtar and its shareholders. They work closely together in developing and approving business strategies and material corporate actions while always taking into account the economic, social and environmental impacts of their decisions. They continually assess the various risks and opportunities facing the Company while ensuring strict compliance with laws and ethical guidelines.

Domtar’s commitment to sustainability and to high standards of conduct governs the Company’s relationships with customers, suppliers, shareholders, competitors, host communities and employees at every level of the organization. This standard is outlined in Domtar’s Code of Business Conduct and Ethics applicable to all employees, including directors and officers. The Board also adheres to the Corporate Governance Guidelines required by the New York and Toronto stock exchanges.

For complete information on Domtar’s policies, procedures and governance documents, please visit domtar.com.

MANAGEMENT COMMITTEE

JOHN D. WILLIAMS PRESIDENT AND CHIEF EXECUTIVE OFFICER

John D. Williams has been President and Chief Executive Officer of Domtar since January 2009. He is also a member of the Board of Directors.

Mr. Williams has over 30 years of experience in both consumer products and packaging. He began his career in consumer product sales in 1976, gaining insight into key market dynamics in the United Kingdom and the United States. Prior to joining Domtar, he was President of SCA Packaging Europe.

Mr. Williams is a member of the Board of Directors of Owens Corning (NYSE: OC) and Chairman of the Board of the Montreal Chamber Orchestra. He is also Board Chairman of the American Forest & Paper Association. In 2010, he was named North American CEO of the Year by RISI as well as Global CEO of the Year by Pulp & Paper International (PPI). Mr. Williams was named Executive Papermaker of the Year for 2012 by PaperAge magazine.

DANIEL BURON SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Daniel Buron has been Senior Vice President and Chief Financial Officer since May 2004.

Prior to May 2004, he was Vice President, Finance, Pulp and Paper Sales Division and, prior to September 2002, Vice President and Controller.

He has management oversight and responsibility for all financial functions, including financial reporting, financial risks and debt management, treasury operations, taxation, investor relations and information technology.

MICHAEL FAGAN PRESIDENT, PERSONAL CARE DIVISION*

Michael Fagan has been Senior Vice President, Personal Care since 2012 and was appointed President of the Division in Febuary 2015.

Prior to joining Domtar, Mr. Fagan held the positions of President and CEO of Attends Healthcare, Inc. since 2006 and Senior Vice President, Sales and Marketing since 1999. Prior to joining Attends, he held a variety of sales development roles with Procter

& Gamble, the previous owners of the Attends line of products and the creators of the category.

Mr. Fagan has management oversight and responsibility for Domtar’s Personal Care segment that involves the manufacturing, sale and distribution of infant care and adult incontinence care products.

* These titles are effective at the date of publication of this annual report.

22     DOMTAR   •   2014 ANNUAL REPORT

BOARD OF DIRECTORS	Robert J. Steacy Chairman of the Board Domtar Corporation Toronto, Ontario, Canada	Giannella Alvarez Corporate Director Atlanta, Georgia, USA

Robert E. Apple Chief Operating Officer MasTec, Inc. Miami, Florida, USA	Louis P. Gignac President G Mining Services Inc. Montreal, Quebec, Canada	David J. Illingworth Corporate Director Orchid, Florida, USA

Brian M. Levitt Chairman of the Board TD Bank Group and Vice-Chair Osler, Hoskin & Harcourt LLP Montreal, Quebec, Canada	David G. Maffucci Corporate Director Charlotte, North Carolina, USA	Domenic Pilla Corporate Director Toronto, Ontario, Canada

Pamela B. Strobel Corporate Director Chicago, Illinois, USA	Denis Turcotte President and CEO North Channel Management Sault Ste. Marie, Ontario, Canada	John D. Williams President and Chief Executive Officer Domtar Corporation Charlotte, North Carolina, USA

MICHAEL D. GARCIA PRESIDENT, PULP AND PAPER DIVISION

Michael D. Garcia has been President of Domtar’s Pulp and Paper division since May 2014.

Mr. Garcia has over 20 years of international management experience in paper, steel, and aluminum manufacturing and marketing on three continents. Prior to joining Domtar, Mr. Garcia was CEO of Evraz (EHS: SJ) Highveld Steel & Vanadium, in eMalahleni, South Africa.

Mr. Garcia has management oversight and responsibility for Domtar’s manufacturing and marketing of pulp and paper. The division operates a network of 13 mills in the United States and Canada and sells pulp and paper in more than 50 countries.

ZYGMUNT JABLONSKI SENIOR VICE PRESIDENT AND CHIEF LEGAL AND ADMINISTRATIVE OFFICER*

Zygmunt Jablonski has been Senior Vice President, Law and Corporate Affairs since 2009 and was appointed Senior Vice President and Chief Legal and Administrative Officer in February 2015.

Prior to joining Domtar in 2008, he served in various in-house counsel positions for major manufacturing and distribution companies in the paper industry for over 13 years. From 1985 to 1994, he practiced law in Washington, D.C.

Mr. Jablonski is responsible for legal affairs, secretariat, sustainability and environmental affairs, corporate communications, government relations, corporate human resources and internal audit.

PATRICK LOULOU SENIOR VICE PRESIDENT, CORPORATE DEVELOPMENT

Patrick Loulou has been Senior Vice President, Corporate Development since March 2007.

Previously, he held a number of positions in the telecommunications sector as well as in management consulting. He has several years of experience in corporate strategy and business development.

Mr. Loulou is responsible for managing new business development, corporate strategy, and mergers and acquisitions.

RICHARD L. THOMAS SENIOR VICE PRESIDENT, SALES AND MARKETING, PULP AND PAPER DIVISION

Richard L. Thomas has been Senior Vice President, Sales and Marketing since 2007, when Domtar acquired Weyerhaeuser’s Fine Paper division.

Prior to joining Domtar, he was Vice President, Fine Papers, at Weyerhaeuser Company. Mr. Thomas joined Weyerhaeuser in 2002 when Willamette Industries, Inc. was acquired by Weyerhaeuser. At Willamette, he held various management positions in operations after joining the company in 1992. Previously, he was with Champion International Corporation for 12 years.

As Senior Vice President, Sales and Marketing, he is responsible for pulp and paper sales, customer service and product development.

DOMTAR   •   2014 ANNUAL REPORT    23

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DOMTAR CORPORATION RECONCILIATION

OF NON–GAAP FINANCIAL MEASURES

(In millions of dollars, unless otherwise noted)

The following table sets forth certain non-U.S. generally accepted accounting principles (“GAAP”) financial metrics identified in bold as “Earnings before items”, “Earnings before items per diluted share”, “EBITDA”, “EBITDA margin”, “EBITDA before items”, “EBITDA margin before items”, “Free cash flow”, “Net debt” and “Net debt-to-total capitalization.” Management believes that the financial metrics presented are frequently used by investors and are useful to evaluate our ability to service debt and our overall credit profile. Management believes these metrics are also useful to measure the operating performance and benchmark with peers within the industry. These metrics are presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

The Company calculates “Earnings before items” and “EBITDA before items” by excluding the after-tax (pre-tax) effect of items considered by management as not reflecting our current operations. Management uses these measures, as well as EBITDA and Free cash flow, to focus on ongoing operations and believes that it is useful to investors because it enables them to perform meaningful comparisons between periods. Domtar believes that using this information along with Net earnings provides for a more complete analysis of the results of operations. Net earnings and Cash flow provided from operating activities are the most directly comparable GAAP measures.

			2012	2013	2014
Reconciliation of “Earnings before items” to Net earnings
Net earnings	($	)	172	91	431
(–) Cellulose biofuel producer credits	($	)	–	(33)	–
(+) Impairment and write-down of PP&E1 and intangible assets	($	)	9	17	2
(+) Closure and restructuring costs	($	)	20	13	21
(–) Net losses on disposals of PP&E1 and sale of business	($	)	1	2	–
(+) Impact of purchase accounting	($	)	1	2	2
(+) Alternative fuel tax credits	($	)	–	18	(18)
(+) Loss on repurchase of long-term debt	($	)	30	2	–
(+) Weston litigation settlement	($	)	–	46	–
(–) Internal Revenue Service audit settlement items	($	)	–	–	(204)
(=) Earnings before items	($	)	233	158	234
(/) Weighted avg. number of common and exchangeable shares outstanding (diluted)	(millions	)	72.1	66.7	64.9
(=) Earnings before items per diluted share	($	)	3.23	2.37	3.61
Reconciliation of “EBITDA” and “EBITDA before items” to Net earnings
Net earnings	($	)	172	91	431
(+) Equity loss, net of taxes	($	)	6	1	–
(+) Income tax expense (benefit)	($	)	58	(20)	(170)
(+) Interest expense, net	($	)	131	89	103
(=) Operating income	($	)	367	161	364
(+) Depreciation and amortization	($	)	385	376	384
(+) Impairment and write-down of PP&E1 and intangible assets	($	)	14	22	4
(-) Net losses on disposals of PP&E1 and sale of business	($	)	2	4	–
(=) EBITDA	($	)	768	563	752
(/) Sales	($	)	5,482	5,391	5,563
(=) EBITDA margin	(%	)	14%	10%	14%
EBITDA	($	)	768	563	752
(+) Alternative fuel tax credits	($	)	–	26	(18)
(+) Closure and restructuring costs	($	)	30	18	28
(+) Impact of purchase accounting	($	)	1	2	3
(+) Weston litigation settlement	($	)	–	49	–
(=) EBITDA before items	($	)	799	658	765
(/) Sales	($	)	5,482	5,391	5,563
(=) EBITDA margin before items	(%	)	15%	12%	14%
Reconciliation of “Free cash flow” to Cash flow provided from operating activities
Cash flow provided from operating activities	($	)	551	411	634
(–) Additions to PP&E1	($	)	(236)	(242)	(236)
(=) Free cash flow	($	)	315	169	398

1	PP&E: Property, plant and equipment.

(continued)			2012	2013	2014
“Net debt-to-total capitalization” computation
Bank indebtedness	($	)	18	15	10
(+) Long-term debt due within one year	($	)	79	4	169
(+) Long-term debt	($	)	1,128	1,510	1,181
(=) Debt	($	)	1,225	1,529	1,360
(-) Cash and cash equivalents	($	)	(661)	(655)	(174)
(=) Net debt	($	)	564	874	1,186
(+) Shareholders’ equity	($	)	2,877	2,782	2,890
(=) Total capitalization	($	)	3,441	3,656	4,076
Net debt	($	)	564	874	1,186
(/) Total capitalization	($	)	3,441	3,656	4,076
(=) Net debt-to-total capitalization	(%	)	16%	24%	29%

“Earnings before items”, “Earnings before items per diluted share”, “EBITDA”, “EBITDA margin”, “EBITDA before items”, “EBITDA margin before items”, “Free cash flow”, “Net debt” and “Net debt-to-total capitalization” have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation or as a substitute for Net earnings, Operating income or any other earnings statement, cash flow statement or balance sheet financial information prepared in accordance with GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements thereby leading to different measures for different companies.

RECONCILIATION OF NON–GAAP FINANCIAL

MEASURES BY SEGMENT

(In millions of dollars, unless otherwise noted)

The following table sets forth certain non-U.S. generally accepted accounting principles (“GAAP”), financial metrics identified in bold as “Operating income (loss) before items”, “EBITDA before items” and “EBITDA margin before items” by reportable segment. Management believes that the financial metrics presented are frequently used by investors and are useful to measure the operating performance and benchmark with peers within the industry. These metrics are presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

The Company calculates the segmented “Operating income (loss) before items” by excluding the pre-tax effect of items considered by management as not reflecting our ongoing operations. Management uses these measures to focus on ongoing operations and believes that it is useful to investors because it enables them to perform meaningful comparisons between periods. Domtar believes that using this information along with Operating income (loss) provides for a more complete analysis of the results of operations. Operating income (loss) by segment is the most directly comparable GAAP measure.

			Pulp and Paper[1]			Personal Care[2]			Corporate
			2012	2013	2014	2012	2013	2014	2012	2013	2014
Reconciliation of Operating income (loss) to “Operating income (loss) before items”
Operating income (loss)	($	)	330	171	323	45	43	54	(8)	(53)	(13)
(-) Alternative fuel tax credits	($	)	–	–	(18)	–	–	–	–	–	–
(+) Impairment and write-down of PP&E3 and intangible assets	($	)	14	20	4	–	2	–	–	–	–
(+) Closure and restructuring costs	($	)	29	10	27	1	2	1	–	6	–
(-) Net losses (gains) on disposals of PP&E3 and sale of business	($	)	2	10	–	–	–	–	–	(6)	–
(+) Reversal of alternative fuel tax credits	($	)	–	26	–	–	–	–	–	–	–
(+) Impact of purchase accounting	($	)	–	–	–	1	2	3	–	–	–
(+) Weston litigation settlement	($	)	–	–	–	–	–	–	–	49	–
(=) Operating income (loss) before items	($	)	375	237	336	47	49	58	(8)	(4)	(13)
Reconciliation of “Operating income (loss) before items” to “EBITDA before items”
Operating income (loss) before items	($	)	375	237	336	47	49	58	(8)	(4)	(13)
(+) Depreciation and amortization	($	)	365	345	319	20	31	65	–	–	–
(=) EBITDA before items	($	)	740	582	655	67	80	123	(8)	(4)	(13)
(/) Sales	($	)	5,088	4,843	4,674	399	566	928	–	–	–
(=) EBITDA margin before items	(%	)	15%	12%	14%	17%	14%	13%	–	–	–

“Operating income (loss) before items”, “EBITDA before items” and “EBITDA margin before items” have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation or as a substitute for Operating income (loss) or any other earnings statement, cash flow statement or balance sheet financial information prepared in accordance with GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements thereby leading to different measures for different companies.

1	On May 31, 2013, the Company acquired Xerox’s paper print and media product’s assets in the United States and Canada.
2	On January 2, 2014, the Company acquired 100% of the shares of Labotarios Indas, S.A.U. in Spain.
On July 1, 2013, the Company acquired 100% of the shares of Associated Hygiene Products LLC.
On May 1, 2012, the Company acquired 100% of the shares of EAM Corporation.
On March 1, 2012, the Company acquired 100% of the shares of Attends Healthcare Limited.
3	PP&E: Property, plant and equipment.

SHAREHOLDER

INFORMATION

DIVIDEND POLICY Subject to approval by its Board of Directors, Domtar pays a quarterly dividend on its common stock. (NYSE: UFS) (TSX: UFS)	DIVIDEND HISTORY
Year ended 2014
	Declared	Record Date	Payable Date	Amount

	October 29, 2014	January 2, 2015	January 15, 2015	US$0.375
	July 30, 2014	October 2, 2014	October 15, 2014	US$0.375

	April 30, 2014	July 2, 2014	July 15, 2014	US$0.375

	February 18, 2014	March 14, 2014	April 15, 2014	US$0.275

SHAREHOLDER

SERVICES

For shareholder-related services, including estate settlement, lost stock certificates, change of name or address, stock transfers and duplicate mailings, please contact the transfer agent at:

Computershare Investor Services

Computershare

P.O. BOX 30170

College Station, TX 77845-3170

North American Toll Free Number:

1-877-282-1168

Tel.: 1-781-575-2879

computershare.com/investor

Exchange Listings

New York Stock Exchange

Toronto Stock Exchange

Stock symbol: UFS

REQUESTS

FOR INFORMATION

For additional copies of the Annual Report or other financial information, please contact:

Investor Relations Department

Domtar Corporation

395 de Maisonneuve Blvd. West

Montreal, QC

Canada  H3A 1L6

Tel.: 514-848-5555

Voice Recognition:

“Investor Relations”

Email: ir@domtar.com

Electronic versions of this Annual Report, SEC filings, and other Company publications are available through the corporate website: domtar.com.

2015 TENTATIVE

EARNINGS CALENDAR

First Quarter 2015:

Thursday, April 30, 2015

Second Quarter 2015:

Thursday, July 30, 2015

Third Quarter 2015:

Thursday, October 29, 2015

Fourth Quarter 2015:

Thursday, February 4, 2016

ANNUAL MEETING

Domtar Annual Meeting

of Stockholders

Wednesday, May 6, 2015

Domtar

234 Kingsley Park Drive

Fort Mill, SC  29715

PRODUCTION NOTES

PAPER

Cover printed on 80 lb. Cougar® Cover, Smooth Finish.

Insert printed on 60 lb. Cougar® Text, Smooth Finish.

Form 10-K printed on 40 lb. Lynx® Text, Smooth Finish.

PRINTING

Cover and insert printed with UV inks on a Heidelberg Speedmaster CD 102 press 6-color units with in-line coater and full inter-deck and end-of-press extended delivery UV drying systems.

Learn the environmental, social and economic impacts of Domtar products at domtarpapertrail.com.

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